UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2016

REYNOLDS AMERICAN INC.

(Exact Name of Registrant as Specified in Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code 336-741-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

The information provided in Item 2.04 of this report is incorporated by reference into this Item 1.02.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 4, 2016, Reynolds American Inc. (“RAI”) called for redemption the entire $700 million outstanding principal amount of its 6.750% Senior Notes due 2017 (the “2017 Notes”) and the entire $250 million outstanding principal amount of its 7.750% Senior Notes due 2018 (the “2018 Notes” and together with the 2017 Notes, the “Notes”). The redemption date is March 5, 2016 and the date upon which the redemption price is expected to be paid to holders of the Notes is March 7, 2016.

The redemption price for each of the two series of Notes called for redemption is equal to the greater of:

•	100% of the principal amount of such series; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on such series, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the Notes to be redeemed) plus 25 basis points with respect to the 2017 Notes and 50 basis points with respect to the 2018 Notes, plus accrued and unpaid interest on the principal amount of such series to the redemption date.

The 2017 Notes and the 2018 Notes were issued under RAI’s indenture dated May 31, 2006, as supplemented. Absent the redemption, the 2017 Notes would have matured on June 15, 2017, and the 2018 Notes would have matured on June 1, 2018.

RAI expects to pay the redemption price with cash on hand.

Item 8.01.	Other Events.

On February 4, 2016, RAI issued a press release announcing that it has commenced a cash tender offer for the maximum amount of specified series of its outstanding debt that it can purchase for up to $2.8 billion in cash (excluding accrued and unpaid interest to, but not including, the applicable settlement date and excluding related fees and expenses) (the “Tender Cap”). Pursuant to the tender offer, RAI is offering to purchase, subject to the Tender Cap and other conditions and limitations, its 4.750% Senior Notes due 2042, 3.250% Senior Notes due 2022, 3.750% Senior Notes due 2023, 3.250% Senior Notes due 2020, 4.000% Senior Notes due 2022, 4.450% Senior Notes due 2025 and 4.850% Senior Notes due 2023 (collectively, the “Tender Offer Notes”). The aggregate principal amount of the Tender Offer Notes currently outstanding is $7,873,689,000. The tender offer is being made exclusively pursuant to an offer to purchase dated February 4, 2016 and related letter of transmittal, which set forth the terms and conditions of the tender offer. A copy of the press release is filed herewith as Exhibit 99.1.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of offers to buy any securities.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Reynolds American Inc., dated February 4, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 4, 2016

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Reynolds American Inc., dated February 4, 2016.